Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 16, 2006, in the Registration Statement on Amendment No. 2 to Form S-4 and the related Prospectus of iPayment, Inc. for the registration of $205,000,000 of 9 3/4% Senior Subordinated Notes due 2014.
/s/ Ernst & Young LLP
ERNST & YOUNG LLP
Los Angeles, California
October 25, 2006